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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549


                                    SCHEDULE 13G/A


                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (AMENDMENT NO. 1)*




                              ProBusiness Services, Inc.
------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                                     Common Stock
------------------------------------------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                    742674  10  4
------------------------------------------------------------------------------
                                    (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                  Page 1 of 8 Pages

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----------------------------                          -------------------------
 CUSIP NO.  742674  10  4               13G               PAGE 2 OF 8 PAGES
----------------------------                          -------------------------

-------------------------------------------------------------------------------
   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        THOMAS H. SINTON
        ###-##-####
-------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   / /
-------------------------------------------------------------------------------
   3.   SEC USE ONLY

-------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        USA
-------------------------------------------------------------------------------
                5.    SOLE VOTING POWER
                      1,261,845
   NUMBER OF    ---------------------------------------------------------------
    SHARES      6.    SHARED VOTING POWER
 BENEFICIALLY         2,838,429
   OWNED BY     ---------------------------------------------------------------
     EACH       7.    SOLE DISPOSITIVE POWER
   REPORTING          1,261,845
  PERSON WITH
                ---------------------------------------------------------------
                8.    SHARED DISPOSITIVE POWER

                      2,838,429
-------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        4,100,274
-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                     / /

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        20.0%
-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT

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----------------------------                          -------------------------
 CUSIP NO.  742674  10  4               13G               PAGE 3 OF 8 PAGES
----------------------------                          -------------------------

-------------------------------------------------------------------------------
   1.   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        JANE N. SINTON
        ###-##-####
-------------------------------------------------------------------------------
   2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)   / /
                                                                      (b)   / /
-------------------------------------------------------------------------------
   3.   SEC USE ONLY


-------------------------------------------------------------------------------
   4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

-------------------------------------------------------------------------------
                 5.   SOLE VOTING POWER
                      50,502
   NUMBER OF     ---------------------------------------------------------------
    SHARES       6.   SHARED VOTING POWER
 BENEFICIALLY         2,838,429
   OWNED BY      ---------------------------------------------------------------
     EACH        7.   SOLE DISPOSITIVE POWER
   REPORTING
  PERSON WITH         50,502
                 ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER

                      2,838,429
-------------------------------------------------------------------------------
   9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,888,931
-------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                     / /

-------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        14.1%
-------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT

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ITEM 1.

     (a)     Name of Issuer:
             PROBUSINESS SERVICES, INC.

     (b)     Address of Issuer's Principal Executive Offices:
             4125 HOPYARD ROAD
             PLEASANTON, CA  94588

ITEM 2.

     (a)     Name of Person Filing:
             THOMAS H. SINTON
             JANE N. SINTON

     (b)     Address of Principal Business Office or, if none, Residence:
             4125 HOPYARD ROAD
             PLEASANTON, CA  94588

     (c)     Citizenship:
             USA

     (d)     Title of Class of Securities:
             COMMON STOCK

     (e)     CUSIP Number:
             742674  10  4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:
     (a) / / Broker or Dealer registered under Section 15 of the Act
     (b) / / Bank as defined in section 3(a)(6) of the Act
     (c) / / Insurance Company as defined in section 3(a)(19) of the Act
     (d) / / Investment Company registered under section 8 of the Investment Company Act
     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)


                              Page 4 of 8 Pages

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     (g) / / Parent Holding Company, in accordance with
             Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
     (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.      OWNERSHIP.

     (a)     Amount Beneficially Owned:
             THOMAS H. SINTON     4,100,274(1)
             JANE N. SINTON       2,888,931(2)

     (b)     Percent of Class:
             THOMAS H. SINTON     20.0%
             JANE N. SINTON       14.1%

     (c)     Number of shares as to which such person has:

                   (i)  sole power to vote or to direct the vote
                        THOMAS H. SINTON      1,261,845(3)
                        JANE N. SINTON           50,502(3)
                  (ii)  shared power to vote or to direct the vote
                        THOMAS H. SINTON      2,838,429(4)
                        JANE N. SINTON        2,838,429(4)
                 (iii)  sole power to dispose or direct the disposition of
                        THOMAS H. SINTON      1,261,845(3)
                        JANE N. SINTON           50,502(3)
                  (iv)  shared power to dispose or direct the disposition of
                        THOMAS H. SINTON      2,838,429(4)
                        JANE N. SINTON        2,838,429(4)

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

------------------------------
(1) Includes 150,000 shares held by Thomas H. Sinton in his name only, 2,838,429 shares held by Thomas and Jane Sinton as community property, 942,897 shares held by the Thomas H. Sinton and Jane Nibley Sinton 1989 Irrevocable Trust of which Thomas H. Sinton is trustee and which is for the benefit of the Sintons' children, and 168,948 shares held by the Silas D. Sinton Trust Estate of which Thomas H. Sinton is trustee, which is for the benefit of his father.

(2) Includes 50,502 shares held by Jane N. Sinton as custodian for the Sintons' children and 2,838,429 shares held by Thomas and Jane Sinton as community property.

(3)  Excludes shares held as community property.

(4)  Includes only shares held as community property.


                              Page 5 of 8 Pages

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     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following / /.


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             SEE FOOTNOTES 1 AND 2 ON PREVIOUS PAGE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             NOT APPLICABLE

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             NOT APPLICABLE

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             NOT APPLICABLE

ITEM 10.     NOT APPLICABLE


                                Page 6 of 8 Pages

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                                      SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 5, 1999       Signature:    /s/ Thomas H. Sinton
                                         -------------------------------------
                              Name:     Thomas H. Sinton

                              Title:   Chairman of the Board,
                                       President and Chief Executive Officer



                              Signature:   /s/  Jane N. Sinton
                                         -------------------------------------
                              Name:      Jane N. Sinton


                                Page 7 of 8 Pages

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                                      EXHIBIT A

                      AGREEMENT FOR JOINT FILING OF SCHEDULE 13G


     THE UNDERSIGNED HEREBY agree to file with the Securities and Exchange Commission a joint Schedule 13G/A on behalf of each of the undersigned with respect to their ownership of shares of Common Stock of ProBusiness Services, Inc.


Date:  February 5, 1999       Signature:    /s/ Thomas H. Sinton
                                         -------------------------------------
                              Name:   Thomas H. Sinton

                              Title:  Chairman of the Board,
                                      President and Chief Executive Officer



                              Signature:    /s/ Jane N. Sinton
                                         --------------------------------
                              Name:   Jane N. Sinton


                                Page 8 of 8 Pages